                                  EXHIBIT 1.1F

                            OEM ACQUISITION AGREEMENT

     OEM ACQUISITION AGREEMENT, dated as of January 31, 2005 (this "Agreement"), by and between Modine Manufacturing Company, a Wisconsin corporation ("Modine"), and Transpro, Inc., a Delaware corporation ("Transpro").

                                    RECITALS

     1. Transpro owns all of the issued and outstanding capital stock of G&O
Manufacturing Company, Inc., a Delaware corporation (the "Company");

     2. The Company is engaged in the Business; and

     3. Modine desires to purchase the Business from Transpro, and Transpro desires to sell the Business to Modine, for the consideration set forth below, subject to the terms and conditions of this Agreement.

     Accordingly, the parties agree as follows:

                                 I. DEFINITIONS

     1.1 Definitions. In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms have the meanings specified below when used in this Agreement with initial capital letters:

     "Action" means any controversy, claim, action, litigation, arbitration, mediation or any other proceeding by or before any Governmental Entity, arbitrator, mediator or other Person acting in a dispute resolution capacity, or any investigation, subpoena or demand preliminary to any of the foregoing.

     "Affiliate" means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

     "Ancillary Agreements" means the agreements included as "Ancillary
Agreements" in the Merger Agreement, but excluding this Agreement and including the Merger Agreement.

     "Authorization" means any legally required consent, authorization, approval, order, license, certificate or Permit of or from, or declaration or filing with, any Governmental Entity, including any legally required filing with any Governmental Entity and the subsequent expiration of any legally required waiting period under any antitrust Laws.

     "Books of Account" means the books and records of account of the Business wherever located, including any files and records covering transactions with customers

and suppliers, the data in computer files at the Facility, the Warehouse or elsewhere, and records kept by outside accounting services utilized by the
Company to prepare its financial statements and Tax Returns.

     "Business" means the business conducted by the Company involving the design, manufacture and sale of Products to original equipment manufacturers as conducted by the Company on the date hereof.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and
Liability Act of 1980, as amended, 42 U.S.C.A. ss.ss. 9601, et seq., and the rules, regulations and Orders promulgated thereunder.

     "Closing" means the conference to be held at 10:00 a.m., Eastern Time, on the Closing Date at the offices of Jones Day, 222 E. 41st Street, New York, New
York, at which the transactions contemplated by this Agreement are consummated.

     "Closing Date" means the date on which the "OEM Closing" occurs under the
Merger Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Stock" means the issued and outstanding shares of the common stock, par value $0.01 per share, of the Company.

     "Company Material Adverse Effect" means a material adverse effect on (a)
the business, financial condition or results of operations of the Company taken as a whole or (b) the ability of Transpro to consummate the Transaction contemplated by Section 2.1 or to perform its obligations under this Agreement and the Ancillary Agreements on a timely basis or to consummate the other
Transactions on a timely basis.

     "Confidentiality Agreement" means the Confidentiality Agreement between
Transpro and Modine dated as of November 11, 2003, as the same may be amended from time to time in accordance with its terms.

     "Contract" means any note, bond, mortgage, indenture, license, franchise, permit, agreement, contract, commitment, understanding, lease, franchise agreement or other legally binding instrument or legal obligation of any kind, whether written or oral.

     "Contribution Agreement" means the Contribution Agreement between Newco,
Modine, Modine, Inc. and Transpro, attached as Exhibit 1.1A to the Merger
Agreement, as the same may be amended from time to time in accordance with its terms.

     "Disclosure Schedule" means the disclosure schedule delivered pursuant to this Agreement by Transpro to Modine on the date hereof.

     "Effective Time of Closing" means 11:59 p.m., Eastern Time, on the Closing
Date, or such other time and date to which the parties may mutually agree.

     "Environment" means any land, soil, substrata, groundwater, surface water, drinking water, sediment, air, or terrestrial or aquatic biota.

     "Environmental Laws" means all Laws (including CERCLA) relating to the protection of the Environment, including Laws relating to Environmental Releases or threatened Environmental Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

     "Environmental Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, sewer system, groundwater or land.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended, and the regulations promulgated thereunder.

     "Facility" means the land, building(s), fixtures, structures and improvements located at 1420 Ridgeway Street, Jackson, Mississippi 39213.

     "Financial Statements" means (i) the unaudited financial statements for the
Business at and for the twelve month period ended December 31, 2003 and (ii) the unaudited financial statements for the Business at and for the interim period ended September 30, 2004.

     "GAAP" means generally accepted accounting principles, applied consistently period to period, as in effect in the United States.

     "Governmental Entity" means any arbitrator, court, judicial, legislative, administrative or regulatory agency, commission, department, board or bureau or body or other governmental authority or instrumentality or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether foreign, federal, state, provincial or local.

     "Hazardous Materials" means any material, substance, chemical, waste, hazardous waste, pollutant, contaminant or hazardous or toxic substance as to which liabilities, restrictions or standards of conduct are imposed pursuant to any Environmental Laws, including asbestos, formaldehyde, polychlorinated biphenyls, lead based paint, radioactive materials, waste oil and other petroleum products.

     "Indebtedness" means all liabilities that would be shown as short- or long-term indebtedness on a balance sheet of the Company prepared in accordance with GAAP.

     "Intercompany Accounts" means any balance owed between Transpro or any of its Affiliates, on the one hand, and the Company, on the other hand.

     "Inventory" means all spare parts, raw materials, finished products, goods-in-process and supplies of the Company that are of a character that would be shown as inventory on a balance sheet of the Company prepared applying the same accounting

principles and policies used in preparing the Financial Statements, wherever situated, including all such items located on or in transit to or from the real property of the Company or at a facility that is owned or leased by the Company.

     "IRS" means the Internal Revenue Service.

     "Law" means any statute, law, ordinance, rule or regulation of any
Governmental Entity.

     "License Agreement" means the OEM License Agreement between Transpro,
Modine and the Company in the form of Exhibit 1.1E to the Merger Agreement.

     "Lien" means, with respect to any property or asset, any lien, security interest, pledge, mortgage, deed of trust, charge, option or other encumbrance in respect of such property or asset.

     "Merger" means the merger under the Merger Agreement.

     "Merger Agreement" means the Agreement and Plan of Merger dated as of the date hereof among Modine, Newco and Transpro, to which this Agreement is attached as Exhibit 1.1F.

     "Modine Material Adverse Effect" means a material adverse effect on the ability of Modine to consummate the Transaction contemplated by Section 2.1 or to perform its obligations under this Agreement and the Ancillary Agreements on a timely basis or to consummate the other Transactions on a timely basis.

     "Newco" means Modine Aftermarket Holdings, Inc.

     "Order" means any order, judgment, decree, writ, permit or license or other requirement of any Governmental Entity.

     "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. ss.ss.651,
et seq., and the regulations thereunder.

     "Permits" means all permits, approvals, licenses, authorizations, certificates, rights, exemptions and Orders from Governmental Entities.

     "Permitted Liens" means those (a) Liens which are expressly noted with an asterisk as Permitted Liens in Section 3.4 of the Disclosure Schedule, (b) Liens
consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company, and (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created.

     "Person" means any individual or legal entity, including any Governmental
Entity.

     "Post-Closing Period" means all taxable periods or portions of periods beginning after the Closing Date.

     "Pre-Closing Period" means all taxable periods or portions of periods ending on or before the Closing Date.

     "Products" means radiators, radiator cores, charge air coolers, charge air cooler cores, engine cooling systems and related thermal management products.

     "Purchase Price" means $17,000,000.

     "SEC" means the Securities and Exchange Commission.

     "Straddle Period" means any tax period which begins on or before and ends after the Closing Date.

     "Subsidiary" of any Person means any Person whose financial condition and results of operations are required to be consolidated with those of the first
Person in preparing financial statements in accordance with GAAP.

     "Supply Agreement" means the OEM Supply Agreement between Transpro, Modine and the Company in the form of Exhibit 1.1H to the Merger Agreement.

     "Tax" means (i) any federal, state, local or foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding or other tax, charge, levy or like assessment imposed by a Governmental Entity together with all penalties and additions to tax and interest thereon, and (ii) any liability for Taxes described in clause
(i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

     "Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and the agency (if any)
charged with the collection of such Tax for such entity or subdivision.

     "Tax Benefit" means any decrease in Taxes paid or payable.

     "Tax Contest" means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining any Taxes (including any administrative or judicial review of any claim for refund).

     "Tax Detriment" means any increase in Taxes paid or payable.

     "Tax Return" means a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Entity with respect to any Tax, including an information return, claim for refund, amended return or declaration of estimated Tax.

     "Territory" means North America, South America, and Western, Central and
Eastern Europe.

     "Transactions" means the transactions contemplated by this Agreement and the Ancillary Agreements.

     "Transition Services Agreement" means the OEM Transition Services Agreement between Transpro, Modine and the Company in the form of Exhibit 1.1J to the
Merger Agreement.

     "Transpro Group" means, as the context may require, (i) Transpro and those members of the affiliated group (as defined in Section 1504 of the Code) of which Transpro is the parent and which file a consolidated federal income tax return with Transpro and/or (ii) any corporations which file consolidated or combined state or local returns with Transpro.

     "Transpro SEC Report" means a final registration statement, prospectus, form, report, schedule, definitive proxy statement or other documents and related exhibits filed since January 1, 2003 by Transpro with the SEC pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of
1934, as amended.

     "Transpro's Knowledge" (and any variation thereof) means the actual knowledge after due inquiry of any corporate officer of Transpro or the Company as of the relevant date.

     "Warehouse" means the land, building(s), fixtures, structures and improvements located at 1426 Ridgeway Street, Jackson, Mississippi 39213 and
leased by the Company.

     "Working Capital" means, with respect to the Company, total current assets of the Company less total current liabilities of the Company, based on a balance sheet prepared applying the same accounting principles and policies used in preparing the Financial Statements, and excluding for all purposes of this definition all Intercompany Accounts.

     The following terms have the meanings specified in the indicated Sections:

                  Term                                  Section/Agreement
                  ----                                  -----------------
         401(k) Plan                                          10.6(c)
         Agreement                                            Preamble
         Bankruptcy Exception                                 3.3(a)
         Closing Financial Statements                         2.6(a)
         COBRA                                                10.6(b)
         Company                                              Recitals
         Company Assets                                       5.3
         Company Benefit Plans                                3.15(b)
         Company Employees                                    10.6(b)

                  Term                                  Section/Agreement
                  ----                                  -----------------
         Company ERISA Affiliate                              3.15(b)
         Company MAE Exception                                3.1
         Confidentiality Expiration Date                      Merger Agreement
         Damages                                              8.1
         Deliverables                                         2.6(a)
         Election Amount                                      2.5(b)(ii)
         Exempt Restricted Person                             2.3(a)(ii)
         Final Section 10.5 Amount                            10.5(e)
         GUST                                                 3.15(d)
         Indemnified Party                                    8.6
         Indemnifying Party                                   8.6
         Independent Accountants                              10.5(c)
         Intellectual Property                                3.10
         MexPar                                               2.3(a)(iii)
         Modine                                               Preamble
         Modine's Benefit Plans                               10.6(d)
         Offer                                                2.3(c)
         Restricted Business                                  2.3(b)
         RSSC                                                 2.3(a)(iii)
         Section 10.5 Amount                                  10.5(a)
         Section 10.5 Notice                                  10.5(a)
         September Balance Sheet                              3.5(b)
         Stock Sale Amount                                    2.5(b)(ii)
         Transpro                                             Preamble
         Transpro Assets                                      5.3
         Transpro Liability                                   2.5(b)(ii)
         Verification Date                                    10.5(a)
         Working Capital Schedule                             2.6(a)

     1.2 Interpretation. (a) When a reference is made in this Agreement to
Articles, Sections, Exhibits or Schedules, such reference will be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or
"including" are used in this Agreement, they will be deemed to be followed by the words "without limitation." Unless the context otherwise requires, (i) "or"
is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, (iii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iv) terms used herein which are defined in GAAP have the meanings ascribed to them therein. The Disclosure Schedule, as well as all other Schedules and all Exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. This Agreement will not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable Law. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item therein as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, have a Company Material Adverse Effect.

     (b) The parties have participated jointly in negotiating and drafting this
Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this
Agreement.

     (c) This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

     (d) This Agreement (including the documents and the instruments referred to in this Agreement) and the Ancillary Agreements, together with the
Confidentiality Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the
Confidentiality Agreement.

     (e) This Agreement will be governed and construed in accordance with the internal laws of the state of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.

                     II. PURCHASE AND SALE; OTHER AGREEMENTS

     2.1 Purchase and Sale. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, Transpro will sell, assign, convey and deliver to Modine, and Modine will purchase and accept from Transpro, all of the Common Stock. The Common Stock will be delivered to Modine free and clear of all Liens (other than restrictions under applicable federal and state securities laws) and will be properly endorsed in blank for transfer to Modine.
The transactions described in this Section 2.1 will be deemed to be effective as of the Effective Time of Closing.

     2.2 Payment of Purchase Price. At the Closing, Modine will pay to Transpro, by wire transfer of immediately available funds, an amount equal to the Purchase
Price.

     2.3 Covenant Not to Compete. (a) For a period of five years after the
Closing Date, neither Transpro nor any of its controlled Affiliates will, without the prior consent of Modine, directly or indirectly, engage in the
Restricted Business anywhere in the Territory; provided, however, that the foregoing will not restrict Transpro or any of its controlled Affiliates from:

               (i) becoming an owner of less than 5% of the outstanding stock of any publicly traded corporation that engages in the Restricted
          Business;

               (ii) acquiring and operating a Person engaged in the Restricted
          Business provided that at the time of such acquisition the annual revenue attributable to such Restricted Business does not exceed (i)
          30% of the consolidated revenue of the acquired entity for its last completed fiscal year or (ii) $15,000,000 for its last completed fiscal year (such acquired entity, an "Exempt Restricted Person");

               (iii) in North America other than Mexico: (A) continuing to supply the original equipment customers supplied by Transpro's regional sales and service centers ("RSSC") and Transpro's Emporia,
          Kansas and Manufacturera Mexicana de Partes S.A. de C.V. ("MexPar")
          operations immediately following the Closing; provided, however, that
          Modine's prior approval will be required for any expansion of the
          Restricted Business with such original equipment customers; or (B)
          engaging in the Restricted Business with RSSC original equipment customers where the annual sales to each of such RSSC original equipment customers do not exceed $1,000,000;

               (iv) in Mexico, (A) continuing to supply MexPar's current
          original equipment customers other than those original equipment customers identified on Exhibit 2.3A and Affiliates of such identified customers, or (B) continuing to supply customers identified on Exhibit
          2.3A and Affiliates of such customers, provided that MexPar has, as of the Closing Date, an existing supply relationship with such customers or their Affiliates and the products so supplied by MexPar are the same type of products MexPar supplies to such customers or their
          Affiliates as of the Closing Date;

               (v) in Europe, (A) continuing to supply NRF's current original equipment customers other than those original equipment customers identified on Exhibit 2.3B and Affiliates of such identified customers, (B) continuing to supply customers identified on Exhibit
          2.3B and Affiliates of such customers, provided that NRF has, as of the Closing Date, an existing supply relationship with such customers or their Affiliates and the products so supplied by NRF are the same type of products NRF supplies to such customers or their Affiliates as of the Closing Date or (C) supplying original equipment customers not currently supplied by NRF, provided that such customers are not listed on Exhibit 2.3B and provided further that the annual sales to each such customer do not exceed (euro)1,250,000;

               (vi) acquiring and operating a Restricted Business that was the subject of an Offer with respect to which Modine failed to exercise its rights, as set forth in Section 2.3(c); or

               (vii) supplying Products to original equipment manufacturers for use as service parts; provided, however, that prior to soliciting any such customer that is, as of the Closing Date, a heavy duty original equipment

          customer of Modine, Transpro or its controlled Affiliate will obtain the consent of Modine.

          (b) For purposes hereof, "Restricted Business" means the design, manufacture and sale of Products to original equipment manufacturers as conducted by the Company as of the Closing. The parties agree that the covenants included in this Section 2.3 are, taken as a whole, reasonable in their geographic and temporal coverage and no party will raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenants. Transpro acknowledges and agrees that in the event of a breach by Transpro or any of its controlled Affiliates of the provisions of this Section 2.3, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, Modine may, in addition to any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief or other relief in order to enforce or prevent any violation of the provisions hereof.

          (c) Without limiting the generality of Section 2.3(a), if, during the period specified in Section 2.3(a), Transpro directly or indirectly consummates any acquisition (by merger, consolidation, stock purchase or otherwise) of any
Person, or of all or substantially all of the assets of any such Person, that is engaged in the Restricted Business and is not an Exempt Restricted Person, then
Transpro will offer in writing (the "Offer") to sell all of its interests in such Person, or, if applicable, all of the assets of such Person, to Modine on terms and conditions that are no less favorable to Modine than the terms pursuant to which Transpro consummated such acquisition. Transpro will deliver the Offer to Modine promptly after Transpro consummates such acquisition. At any time within the 90 calendar day period immediately following the receipt of the
Offer, Modine may elect, by written notice to Transpro, to purchase all of the interests or assets referred to above on the terms and conditions set forth in the Offer. Should Modine elect not to exercise its rights under this clause (c),
Modine will provide written notice of such decision to Transpro no later than the 90th calendar day following receipt of the Offer. In the event Modine fails to provide written notice by the 90th calendar day following receipt of the
Offer, such 90th calendar day following receipt of the Offer will be deemed the date that Transpro received written notice from Modine that it decided not to exercise its rights under this clause (c). If Modine elects to exercise its rights pursuant to this Section 2.3(c), then the closing of the sale and purchase contemplated by the Offer will be held at the offices of Modine on a date and at a time chosen by agreement of Modine and Transpro, but in any event no later than the 90th calendar day after delivery of the Offer.

          (d) In the event that Modine reasonably determines in good faith that there is a substantial probability that Transpro has breached Section
2.3(a)(iii), Modine may request in writing that Transpro indicate whether there has been such a breach, and Transpro will, within 15 calendar days after its receipt of such request, deliver to Modine a written certification as to whether such a breach has occurred, including reasonable substantiating documentation.

                                       10

     2.4 Disclosure Schedule. Transpro acknowledges and agrees that it has delivered the Disclosure Schedule to Modine on the date hereof, accompanied by a certificate signed by an officer of Transpro stating that the Disclosure
Schedule was delivered pursuant to this Agreement and is the Disclosure Schedule referred to in this Agreement. The Disclosure Schedule may include certain items and information solely for informational purposes for the convenience of Modine and the disclosure by Transpro of any matter in the Disclosure Schedule will not be deemed to constitute an acknowledgment by Transpro that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. The Disclosure Schedule is arranged so that the disclosures, exceptions and/or information provided therein correspond to the lettered and numbered Sections in this Agreement, and thereby modify those representations, warranties, covenants or agreements of this Agreement specifically referenced therein, except that any item or information disclosed in the Disclosure
Schedule with respect to a given Section or subsection of this Agreement in such a way as to make reasonably apparent its relevance to any other Section or subsection of this Agreement will be deemed to also have been disclosed with respect to such other Section or subsection, notwithstanding the omission in the
Disclosure Schedule of an appropriate cross-reference to such other Section or subsection, provided such other Section or subsection itself is qualified by a reference to the Disclosure Schedule.

     2.5 Election. (a) Modine and Transpro agree that they and the Company will take all actions necessary to make an election under Section 338(h)(10) of the
Code (and any comparable elections under state or local Law) with respect to the purchase by Modine of the Common Stock of the Company pursuant to this
Agreement. The parties to this Agreement will (i) cooperate fully with each other in the making of such elections and (ii) prepare and deliver the appropriate election forms as soon as practicable after the Closing. In connection with such elections, the Purchase Price will be allocated among the assets of the Company as mutually agreed to by the parties. Modine will, as soon as is reasonably practicable after the Closing Date, submit a proposed allocation to Transpro and the parties will thereafter discuss, meet and agree on the allocation. If Modine engages any appraisers in such process, Modine will be responsible for the fees and expenses of such appraisers.

          (b) Transpro and Modine agree that each shall be responsible as described below for Taxes resulting from the Section 338(h)(10) election. To the extent the Tax Return filing and payment responsibilities outlined in Section
10.1 give rise to a result different than as is set forth below, the parties will make appropriate payments to each other to arrive at the result described below.

               (i) All federal income Taxes due as a result of the sale of the
          Common Stock and such election, if any, will be the sole
          responsibility of Transpro and Transpro will indemnify Modine and the
          Company for any nonpayment by Transpro of any such federal income
          Taxes.

               (ii) With regard to state and local income Taxes relating to such election, the parties agree to the following. First, a calculation will be made of the state and local income Taxes that would have been payable

                                       11

          by Transpro with respect to the sale of the Common Stock if the
          Section 338(h)(10) election had not been made in excess of the amount payable with the Section 338(h)(10) election, without taking into account any current year net operating losses, capital losses and tax credits or any related carryforward amounts from prior tax years (the
          "Stock Sale Amount"). Next, a calculation will be made of the amount of the state and local income Taxes payable by the Company as a result of the Section 338(h)(10) election in excess of the amount that would have been payable absent the Section 338(h)(10) election, without taking into account any current year net operating losses, capital losses and tax credits or any related carryforward amounts from prior tax years (the "Election Amount"). Transpro will be responsible and will indemnify Modine for state and local income Taxes of the Company in an amount equal to the lesser of the Stock Sale Amount and the
          Election Amount (the "Transpro Liability") and Modine will be responsible and will indemnify Transpro for the Election Amount in excess of the Transpro Liability. Transpro will be responsible and will indemnify Modine for all state and local income Taxes imposed upon Transpro as a result of the sale of the Common Stock.

     2.6 Working Capital; Closing Financial Statements. (a) Not later than the
30th calendar day prior to the scheduled Closing Date, Transpro will deliver to
Modine (i) unaudited estimated financial statements (including a balance sheet)
of the Company as of and for the period ending on the close of business on the date to which Modine and Transpro agree as the estimated Closing Date, prepared in good faith applying the same accounting principles and policies used in preparing the Financial Statements (the "Closing Financial Statements"), and
(ii) a schedule, based on the balance sheet included in the Closing Financial
Statements, setting forth the Company's calculation of the estimated Working
Capital of the Company as of immediately prior to the Closing (the "Working
Capital Schedule" and, together with the Closing Financial Statements, the
"Deliverables").

          (b) Not later than the 30th calendar day prior to the scheduled
Closing Date, Modine and Transpro will consult with each other in respect of, and Transpro will use its reasonable best efforts to provide Modine an estimate of, the Inventory of the Company as of immediately prior to the Closing. Such reasonable efforts will include conducting a physical count of the Inventory of the Company in accordance with generally accepted accounting standards in effect in the United States. Prior to taking any physical inventory contemplated by the preceding sentence, Transpro will provide Modine with reasonable prior written notice, and Modine will be permitted, at its option, to have representatives be present at the taking of any such physical inventory.

          (c) From the date of delivery of the Deliverables through the Closing
Date, (i) Transpro will consult with Modine in respect of the Deliverables and use its reasonable best efforts to update such Deliverables to reflect any material changes therein and (ii) Transpro will provide to Modine or its representatives such reasonable access during normal business hours to financial and other information, personnel and

                                       12

accountants as Modine may reasonably request in good faith in order to assess the Deliverables.

          (d) As promptly as practicable after the Closing, Transpro and Modine will use their reasonable best efforts to agree on the final Closing Financial
Statements and will provide each other with reasonable access during normal business hours to each other's books and records, personnel and accountants in order to agree on such financial statements.

                 III. REPRESENTATIONS AND WARRANTIES OF TRANSPRO

     Except as otherwise disclosed in the Disclosure Schedule, Transpro represents and warrants to Modine that:

     3.1 Organization; Business. The Company is a corporation duly organized and validly existing in good standing under the Laws of the State of Delaware and is duly qualified or licensed to do business, and is in good standing or has equivalent status, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect
(such exception, the "Company MAE Exception"). Section 3.1 of the Disclosure
Schedule lists those jurisdictions in which the Company is qualified to do business as a foreign corporation as of the date hereof. The Company has the requisite corporate power and, subject to the Company MAE Exception, all necessary Permits, Authorizations and registrations necessary to carry on its business as it is now being conducted and to own, lease, and operate its assets and properties. The Company has no Subsidiaries and does not own any interest
(equity, voting or otherwise), directly or indirectly, in any other entity or business enterprise. Neither Transpro nor any Affiliate of Transpro, other than the Company, is engaged in the Business.

     3.2 Capital Stock and Related Matters. (a) The authorized capital stock of the Company consists entirely of 1,000 shares of Common Stock, of which 1,000 shares are issued and outstanding, all of which are held of record and owned beneficially by Transpro. There are no shares of Common Stock held in the
Company's treasury. Transpro is the sole legal and beneficial owner of the
Common Stock, free and clear of any Liens (other than restrictions under applicable federal and state securities laws). Transpro has not granted a currently effective power of attorney or proxy to any Person with respect to the
Common Stock. Transpro is not a party to any stockholder or similar agreement relating to the Common Stock.

          (b) The Company does not have outstanding any securities convertible into or exchangeable for any shares of its capital stock, nor does it have outstanding any rights or options to subscribe for or to purchase its capital stock or any securities convertible into or exchangeable for its capital stock.
The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. All of the shares of Common Stock are validly issued, fully

                                       13

paid and nonassessable, and such shares were not issued in violation of any preemptive rights.

          (c) All prior redemptions, if any, of the capital stock of the Company were made in compliance with all applicable Laws, including securities Laws, and any applicable agreements or governance instruments.

          (d) Attached to Section 3.2(d) of the Disclosure Schedule are true, correct and complete copies of the Company's certificate of incorporation and bylaws, each as amended to date.

          (e) Subject to the Company MAE Exception, the Company's minute books contain records in reasonable detail of the substantive actions taken at all meetings and other corporate actions of the Company's stockholders and Board of
Directors.

          (f) Section 3.2(f) of the Disclosure Schedule lists the current officers and directors of the Company.

     3.3 Authorization; Enforceability; No Violation or Conflict. (a) The
execution, delivery and performance by Transpro of this Agreement and the
Ancillary Agreements are within the corporate power of Transpro and have been duly authorized by all necessary corporate action. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Transpro, the valid and binding obligations of Transpro, enforceable against Transpro in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar
Laws affecting the enforcement of creditors' rights generally and by general equitable principles (such exception, the "Bankruptcy Exception").

          (b) Subject to the Company MAE Exception, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Transpro:

               (i) do not and will not conflict with or violate any Law or
          Order, the certificate of incorporation or bylaws of Transpro or the
          Company, or any Contract or Permit binding on or issued to Transpro or the Company, or give rise to a right of termination or acceleration of any obligation thereunder;

               (ii) will not result in the creation of any Lien of any kind or nature against or with respect to the Company's assets or the Common
          Stock; and

               (iii) do not require any approvals or consents of third parties, or any declaration or filing with any Person.

     3.4 Assets. (a) The Company is the sole legal and beneficial owner of all of its material assets (including, as of the Closing, the Company Assets), free and clear of any and all Liens, other than Permitted Liens, and is in sole possession of, and has sole

                                       14

control of, such assets (including, as of the Closing, the Company Assets), except, as of the Closing, for shipments of inventory and other events in the ordinary course of business that occur between the date of this Agreement and the Closing Date.

          (b) The Company's assets (whether owned or validly leased or licensed), together with the Company Assets, include all of the assets and properties used by the Company in the operation of the Business as now conducted.

     3.5 Financial Information. (a) The Financial Statements attached to Section
3.5 of the Disclosure Schedule were prepared in accordance with GAAP (but not on a stand-alone basis) and present fairly in all material respects the financial position and results of operations of the Business as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of interim statements, to normal year-end adjustments in amounts that are immaterial in nature and amounts consistent with past experience.

          (b) Except for those liabilities that are reflected or reserved against on the balance sheet of the Business as of September 30, 2004 (the
"September Balance Sheet") that is included in the Financial Statements, and for liabilities incurred in the ordinary course of business consistent with past practice since the date of the September Balance Sheet, the Company has not incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off balance sheet financings, loans, indebtedness, make whole or similar liabilities or obligations) that would be required to be reflected in a balance sheet of the
Company or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. In connection with preparing its audited financial statements for the period ending December 31, 2003 and quarterly unaudited financial statements subsequent thereto but prior to the date hereof,
Transpro did not identify, in accordance with Statement of Accounting Standards
No. 5, any loss contingency that related to the Business and was excluded from such financial statements because such loss contingency was either not estimable or not probable.

          (c) Except for the deposit and collection of checks in the ordinary course of business, the Company has not guaranteed or become a surety or is not otherwise contingently liable for the Indebtedness of any other Person.

     3.6 Absence of Certain Changes. Except as required or expressly permitted by this Agreement or as reflected in the Financial Statements, since September
30, 2004 (a) the Business has been operated in the ordinary course and consistent with past practice, (b) there has been no event, occurrence or condition which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (c) there has not been (i) any material change in purchase, sale, management, accounting, operations, collections or other business methods or practices or (ii) any event, occurrence or condition that would have been a breach of Section 6.1 of the Merger
Agreement if such Section 6.1 had been in effect since September 30, 2004.

                                       15

     3.7 Taxes. The Company has duly filed all Tax Returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than (i)
Taxes that (a) are not yet delinquent or (b) are being contested in good faith, have not been finally determined and have been adequately reserved against or
(ii) Tax Returns or Taxes as to which the failure to file, pay or make provision for would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The period (including any extensions) within which the IRS may assess federal income Taxes against the Company has closed with respect to all taxable years through and including the fiscal year ended
December 31, 2000 and any liability with respect thereto has been satisfied.
There are no disputes pending, or claims asserted, for Taxes or assessments upon the Company for which the Company does not have adequate reserves that would, individually or in the aggregate, be reasonably likely to have a Company
Material Adverse Effect. The Company is not a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than as described in the Ancillary Agreements). No disallowance of a deduction under
Section 162(m) of the Code for employee remuneration of any amount paid or payable by the Company under any contract, plan, program or arrangement or understanding would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     3.8 Material Contracts. The Company is not (and as of the Closing, will not
be) a party to or bound by (a) any "material contract" as defined in Item
601(b)(10) of Regulation S-K promulgated by the SEC that relates to the Business or any agreement, contract or commitment that would be such a "material contract" but for the exception for contracts entered into in the ordinary course of business (the term "material contract" to be applied as if the Company were a separate company for the purpose of this Section 3.8) or (b) any non-competition agreement or any other agreement or obligation that materially limits or will materially limit the Company from engaging in the Business. Each of the "material contracts" (as defined above) of the Company is, or at the
Closing will be, valid and in full force and effect and the Company has not violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any such "material contract." To Transpro's Knowledge, the other party to any material contract described above is not in breach or default under such "material contract."

     3.9 Customers. (a) Between January 1, 2004 and the date hereof, no material customer or group of customers (whether or not related) of the Business has canceled or otherwise terminated its contract or relationship with the Company or has at any time decreased significantly its purchases of the products of the
Business and, to the Knowledge of Transpro, there has been no material adverse change in its business relationship or the business relationship of the Company with any material customer or group of customers (whether or not related) of the
Business. To the Knowledge of Transpro and subject to the Company MAE Exception, no such customer or group of customers intends to cancel or otherwise terminate its relationship with the Company or to decrease significantly its purchases of the products of the Company.

                                       16

          (b) To the Knowledge of Transpro and subject to the Company MAE
Exception, there is no dispute with any material customer or group of customers
(whether or not related) or delays or other problem in connection with any products sold or services rendered by the Company or any of its Subsidiaries to any material customer of the Business that have given rise or could reasonably be expected to give rise to a liability or the need to provide additional products or services for the customer or group of customers involved.

          (c) Section 3.9 of the Disclosure Schedule sets forth a list of the 10 largest customers of the Business and the 10 largest suppliers to the Business during each of the Company's three most recent fiscal years determined on the basis of the total dollar amount of net sales to such customers and purchases from such suppliers.

     3.10 Intellectual Property. Subject to the Company MAE Exception, the
Company owns, or has the right to use without infringing or violating the rights of any third parties: (i) each trademark, trade name, brand name, service mark or other trade designation used, owned or licensed by or to the Company and each patent, copyright and similar intellectual property owned or licensed to or by the Company, that relates to or is used in the Business and each license, royalty, assignment or other similar agreement and each registration and application relating to the foregoing that is material to the conduct of the
Business; and (ii) each agreement relating to technology, know-how or processes that the Company is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the Business
(collectively, the "Intellectual Property"). Other than pursuant to the License
Agreement, no consent of any third party will be required for the use by the
Company of the Intellectual Property after the Closing Date. Subject to the
Company MAE Exception, no claim has been asserted by any Person against Transpro or the Company regarding the ownership of or the right to use any Intellectual
Property or challenging the rights of Transpro, the Company or any of Transpro's
Subsidiaries other than the Company with respect to any of the Intellectual
Property.

     3.11 Compliance with Law. Subject to the Company MAE Exception, (i) the
Company is in compliance with all applicable Laws and Orders and (ii) the
Company holds, to the extent legally required, all Permits that are required for the lawful operation of the Business as now conducted and there has not occurred any default under any such Permit.

     3.12 Books of Account. The Books of Account are complete and correct in all material respects and reflect in reasonable detail all material transactions to which the Company is a party or which relate to the Business.

     3.13 Facility and Warehouse. Transpro has, and as of the Closing the
Company will have, good and valid title to the Facility, free and clear of all
Liens, except for Permitted Liens and for municipal and zoning ordinances, recorded easements for roadways, recorded easements for utilities, recorded building and use restrictions and covenants (provided none of the foregoing are being violated or prohibit the use, occupancy or operation of the Facility as currently used, occupied and operated) and

                                       17

liens for real estate taxes not delinquent. The Company has a valid leasehold interest in the Warehouse and has not violated any provisions of, or committed or failed to perform any act that, with or without notice, lapse of time, or both, would constitute a material default under, the provisions of the lease relating to the Warehouse. The Company does not own, lease or occupy any real property other than the Facility and the Warehouse.

     3.14 Environmental Liability. Subject to the Company MAE Exception, (i)
there are no legal, administrative, arbitral or other Actions of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Company of any liability or obligation arising under common law relating to the Environment or under any Environmental Law pending or, to the Knowledge of
Transpro, threatened against the Company, (ii) to the Knowledge of Transpro, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any such liability or obligation and (iii) except as set forth in the Transpro SEC Reports, the Company is not subject to any Order by or with any Governmental Entity or third party imposing any such liability or obligation with respect to the foregoing.

     3.15 Employee Benefit Matters. (a) Section 3.15(a) of the Disclosure
Schedule lists all individuals who will be employees of the Company as of the
Closing, their rates of compensation and most recent pay increases, dates of hire and benefits. All such employees are employees at-will. No employees of
Transpro or any of its Affiliates other than the Company are engaged in the operation of the Business. The Company has no employees resident outside of the
United States. There are no employment agreements with any employees. As of the
Closing, the Company will have sufficient employees (both in number and capability) to conduct the Business as conducted on the date of this Agreement.

          (b) Section 3.15(b) of the Disclosure Schedule sets forth a true and complete list of each material benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, for the benefit of current or former directors or employees of the Company, with respect to which the Company may, directly or indirectly, have any liability, as of the date of this Agreement or as of the Closing Date, including all plans of any Company ERISA Affiliate that are subject to Title IV of ERISA (the "Company
Benefit Plans"). For purposes of this Agreement, a "Company ERISA Affiliate" is any trade or business, whether or not incorporated, all of which together with the Company would be deemed a "single employer" within the meaning of Section
4001(a) or (b) of ERISA or Section 414 of the Code.

          (c) Transpro has heretofore made available to Modine true and complete copies of each of the Company Benefit Plans and certain related documents, including (i) the actuarial report for such Company Benefit Plan (if applicable)
for each of the last two years and (ii) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan.

                                       18

          (d) Subject to the Company MAE Exception, (i) each of the Company
Benefit Plans has been operated and administered in compliance in all material respects with its terms and applicable Laws, including ERISA and the Code, (ii)
each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS with respect to all changes in applicable Law for which certain qualified plans were required to be amended pursuant to Revenue Procedure 99-23
("GUST") within the remedial amendment period prescribed by GUST, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Company Benefit Plan, (iii) with respect to each Company Benefit Plan that is subject to Title IV of ERISA, the present value (as defined under Section 3(26) of ERISA) of accumulated benefit obligations under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan's actuary with respect to such Company
Benefit Plan, did not, as of its latest valuation date, exceed the then current value (as defined under Section 3(26) of ERISA) of the assets of such Company
Benefit Plan allocable to such accrued benefits, (iv) no Company Benefit Plan provides benefits coverage, including death or medical benefits coverage
(whether or not insured), with respect to current or former employees or directors of the Company beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of the Company, (D) benefits the full cost of which are borne by the current or former employee or director (or his beneficiary), (E)
coverage through the last day of the calendar month in which retirement or other termination of service occurs, or (F) medical expense reimbursement accounts,
(v) no liability or potential liability (contingent or otherwise) under Title IV of ERISA has been incurred by the Company or any Company ERISA Affiliate, that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Company ERISA Affiliate of incurring a liability thereunder, (vi) no Company Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA) or a "multiple employer plan"
(as such term is defined Section 210(a) of ERISA or Section 413(c) of the Code),
(vii) no Company Benefit Plan has or has incurred an "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the
Code, whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the IRS with respect to any Company Benefit Plan, nor has any lien in favor of any Company Benefit Plan arisen under Section 412(n) of the Code or Sections
302(f) or 4068 of ERISA, (viii) neither the Company nor, to the Knowledge of
Transpro, any other Person, including any fiduciary, has engaged in a transaction in connection with which the Company or any Company Benefit Plan would reasonably be expected to be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, (ix) to the Knowledge of Transpro
there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit
Plans or any trusts related thereto and (x) all contributions or

                                       19

other amounts payable by the Company as of the Closing Date with respect to each
Company Benefit Plan in respect of current or former plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code.

          (e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event) (i) result in any payment (including severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company from the Company under any Company
Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of funding, payment or vesting of any such benefits.

          (f) Subject to the Company MAE Exception, no Company Benefit Plan or
trust has been terminated, nor has there been any "reportable event" as defined in Section 4043 of ERISA with respect to any Company Benefit Plan that has not been waived. Neither the Company nor any Company ERISA Affiliate has ever incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) with respect to any multiemployer plan. No termination proceedings have been threatened or initiated with respect to any Company Benefit Plan.

     3.16 Labor Matters. As of the date of this Agreement, (i) the Company is not a party to any collective bargaining agreement, (ii) subject to the Company
MAE Exception, no labor organization or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to Transpro's Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii)
subject to the Company MAE Exception, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to Transpro's Knowledge, threatened against or involving the Company.

     3.17 Litigation. Subject to the Company MAE Exception, there is not any
Action or Order pending or, to Transpro's Knowledge, threatened against or affecting the Business at law or in equity, or before or by any Governmental
Entity. Subject to the Company MAE Exception, there are no Orders of any
Governmental Entity outstanding against the Company or relating to any aspect of the Business. Subject to the Company MAE Exception, for all litigation and/or claims listed in Section 3.17 of the Disclosure Schedule not settled or compromised, the Company has insurance, or is named as an insured party under insurance policies maintained by Transpro, which will cover such litigation and/or claims in full, subject to any applicable deductibles, including any damages or attorneys' fees and all such insurance is described in Section 3.18 of the Disclosure Schedule.

                                       20

     3.18 Insurance. Transpro and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in a business similar to the Business. Section 3.18 of the Disclosure Schedule lists and describes all of the insurance policies providing coverage for the Business in effect on the date hereof (including the insurer, type of policy, policy limits, whether the policy is claims made or occurrence, and deductibles).

     3.19 Transactions with Related Parties. The Company is not a party to any transaction or proposed transaction, including the leasing of property, the purchase or sale of raw materials or finished goods, the furnishing of services or the borrowing or lending of money, with the Company's directors, officers or employees, or any other Person who is an Affiliate of the Company. Neither
Transpro nor any of its controlled Affiliates owns or has any ownership interest in any Person which is in competition with the Company or which is engaged in a related or similar business to that of the Business and none of such Persons has entered into any agreement, commitment or understanding contemplating such ownership or ownership interest.

     3.20 No Brokers. Except as set forth in Section 5.14 of the Merger
Agreement, no Person acting on behalf of Transpro or the Company is, or will be, entitled to any investment banking, broker's, finder's or similar fee for which the Company, Modine or any of their respective Affiliates could have any liabilities in connection with this Agreement or any of the Transactions.

     3.21 Regulatory Matters. (a) Subject to the Company MAE Exception, there are no facts:

               (i) which would furnish a substantial basis for the recall, withdrawal or suspension of any products of the Business by any competent Governmental Entity; or

               (ii) which would otherwise reasonably be expected to cause the
          Company to withdraw, recall or suspend any products of the Business from the market or to change the marketing classification of any products of the Business or to terminate or suspend testing of any products of the Business.

          (b) There are no:

               (i) products of the Business which have been recalled (whether voluntary or otherwise) at any time since January 1, 2003; or

               (ii) proceedings (whether completed or pending) at any time since
          January 1, 2003 seeking the recall, suspension or seizure of any products of the Business.

                                       21

                  IV. REPRESENTATIONS AND WARRANTIES OF MODINE

     Modine represents and warrants to Transpro that:

     4.1 Organization. Modine is a corporation duly organized and validly existing in active status under the Laws of the State of Wisconsin and is duly qualified or licensed to do business, and is in good standing or has equivalent status, in all jurisdictions in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing, good standing or equivalent status necessary, except as would not individually or in the aggregate reasonably be expected to result in a Modine Material
Adverse Effect.

     4.2 Authorization; Enforceability. The execution, delivery, and performance by Modine of this Agreement and the Ancillary Agreements are within the corporate power of Modine and have been duly authorized by all necessary corporate action. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Modine, the valid and binding obligations of Modine, enforceable against Modine in accordance with their respective terms, subject to the Bankruptcy Exception.

     4.3 No Violation or Conflict. Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Modine
Material Adverse Effect, and assuming the truth of the representations and warranties of Transpro in Section 5.21 of the Merger Agreement, the execution, delivery, and performance of this Agreement and the Ancillary Agreements by
Modine:

          (a) do not and will not conflict with or violate any Law or the articles of incorporation or bylaws of Modine or any Contract or Permit binding on or issued to Modine, or give rise to a right of termination or acceleration of any obligation thereunder; and

          (b) do not require any approvals or consents of third parties, or any declaration or filing with any Person.

     4.4 No Brokers. Except as set forth in Section 4.14 of the Merger
Agreement, no Person acting on behalf of Modine is, or will be, entitled to any investment banking, broker's, finder's or similar fee for which Transpro or any of its Affiliates could have any liabilities in connection with this Agreement or any of the Transactions.

     4.5 Financial Wherewithal. Modine has, and as of the Closing Date will have, sufficient cash, borrowing capacity under existing credit facilities which
Modine may draw upon without limitation (other than the delivery of customary certificates and receipt of appropriate consents, as detailed in the Merger
Agreement) and/or other committed financing to fund the Purchase Price and to make all other necessary payments of fees and expenses of Modine in connection with the Transactions.

                                       22

                     V. CERTAIN MATTERS PENDING THE CLOSING

     From and after the date of this Agreement and until the Closing Date
(unless otherwise noted):

     5.1 Cooperation. (a) Each of Modine and Transpro will use its reasonable best efforts to cause all of the conditions, as specified in Articles VI and
VII, as applicable, to their respective obligations to consummate the
Transactions to be met as soon as practicable after the date of this Agreement.

          (b) Each of Modine and Transpro will comply fully with all applicable notification, reporting and other requirements under any Law or Order.

          (c) Each of Modine and Transpro will use its reasonable best efforts to obtain, as soon as practicable, the Authorizations and Contract consents that may be or become necessary for the performance of its obligations under this
Agreement, the Ancillary Agreements and the consummation of the Transactions and will cooperate fully with each other in promptly seeking to obtain such
Authorizations and Contract consents, except that no such party hereto will be required to make any material expenditure in connection with its obligations under this subsection (c).

          (d) Where the cooperation of third parties such as insurers or trustees would be necessary in order for a party hereto to completely fulfill its obligations under this Agreement and the Ancillary Agreements, such party hereto will use its reasonable best efforts to cause such third parties to provide such cooperation, except that no such party hereto will be required to make any material expenditure in connection with its obligations under this subsection (d).

     5.2 Contribution/Transfer of Assets and Contracts. Notwithstanding any of
Transpro's representations contained herein, if it is discovered following the
Closing that any assets or Contracts of the Business are not included in the
Company at the Closing, Transpro will, and will cause its Affiliates to, promptly transfer to the Company such assets and Contracts and execute and deliver, without consideration, such documents as the Company may reasonably request and take any additional action as may be reasonably necessary to effect such transfer and to put the Company in actual possession and control of such assets and Contracts.

     5.3 Divestiture of Assets. Prior to Closing, (a) Transpro will cause the
Company to transfer and/or distribute to Transpro or any Affiliate of Transpro
(other than the Company) the assets identified in Section 5.3 of the Disclosure
Schedule as "Transpro Assets," which are owned by the Company but not used in the Business, and (b) Transpro will transfer to the Company the assets identified in Section 5.3 of the Disclosure Schedule as "Company Assets," which are owned by Transpro but used in the Business. Transpro will bear all costs, fees or other expenses incurred in connection with the transfer and/or distribution of such assets to Transpro or Transpro's Affiliates.

                                       23

     5.4 Control of Business. Nothing contained in this Agreement will give
Modine, directly or indirectly, the right to control or direct the Company's operations prior to the Closing. Prior to the Closing, Transpro will, and will cause the Company to, exercise, consistent with the terms and conditions of this
Agreement, complete control and supervision over the Business.

     5.5 Intercompany Accounts. As of the Closing Date, all Intercompany
Accounts (other than pursuant to this Agreement or any Ancillary Agreement) will be canceled without any payment of funds. In addition, except as otherwise contemplated by this Agreement and the Ancillary Agreements, all agreements and commitments, whether written or otherwise, that are solely between the Company, on the one hand, and Transpro or any of its controlled Affiliates, on the other hand, will be terminated and of no further effect simultaneously with the
Closing and without any further action or liability on the part of the parties hereto or their Affiliates.

                 VI. CLOSING CONDITIONS TO OBLIGATIONS OF MODINE

     Each and every obligation of Modine to be performed on the Closing Date is subject to the satisfaction prior to or at the Closing of the following express conditions precedent (any or all of which Modine may expressly waive):

     6.1 Compliance with Agreement. Transpro shall have performed and complied with all of its obligations under Section 2.1 and Transpro shall have performed and complied in all material respects with all other of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

     6.2 Litigation. No preliminary or permanent injunction or other order shall have been issued that would make unlawful the consummation of any of the
Transactions, and consummation of the Transactions shall not be prohibited or made illegal by any Law.

     6.3 Representations and Warranties. (a) The representations and warranties of Transpro in this Agreement (which for purposes of this paragraph shall be read as though none of them contained any materiality or Company Material
Adverse Effect qualifications or was subject to the Company MAE Exception) shall have been true and correct as of the date of this Agreement and (b) the representations and warranties of Transpro set forth on Exhibit 6.3 (which for purposes of this paragraph shall be read as though none of them contained any materiality or Company Material Adverse Effect qualifications or was subject to the Company MAE Exception) shall be true and correct as of the Closing Date with the same effect as though made as of the Closing Date, except (i) that, in the case of clause (b), any such representation and warranty made as of a date other than the date of this Agreement shall continue on the Closing Date to be true and correct in all respects as of the specified date and (ii) where, in the event of clauses (a) and (b), the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not in the aggregate have a Company Material Adverse Effect.

                                       24

     6.4 No Adverse Change. There shall not have occurred at any time after the date of this Agreement any change, effect, event, occurrence or state of facts that has had or could reasonably be expected to have a Company Material Adverse
Effect arising from or relating to a breach by Transpro of any of its representations, warranties or covenants in this Agreement or any Ancillary
Agreement that results from an act or omission of Transpro. For purposes of this
Section 6.4, (i) a criminal indictment or criminal information or similar proceeding or action against Transpro or any of its Subsidiaries or any of their respective officers or directors, (ii) an SEC enforcement action or commencement of a formal SEC investigation of Transpro, any of its Subsidiaries or any of their respective officers or directors relating to actions within the scope of the business of Transpro and its Subsidiaries, or (iii) a public announcement by
Transpro of any restatement of its earnings, accounting fraud or internal investigation of possible accounting fraud involving Transpro or any of its
Subsidiaries, will in each case be deemed to constitute a Company Material
Adverse Effect under this Section 6.4 arising from a breach by Transpro of this
Agreement that results from an act or omission of Transpro, whether or not such event would be deemed "material" under applicable Law.

     6.5 Approvals and Consents. The consents, approvals and Authorizations listed in Section 6.5 of the Disclosure Schedule shall have been obtained.

     6.6 Transpro's Closing Deliveries. Transpro shall have delivered, or caused to be delivered, to Modine at or prior to the Closing the following documents, each properly executed and dated as of the Closing Date unless otherwise noted:

               (a) stock certificates representing all of the Common Stock, duly endorsed and in proper form for transfer to Modine;

               (b) a certificate of Transpro addressed to Modine and signed by an executive officer of Transpro (on Transpro's behalf and without personal liability) confirming the matters set forth in Sections 6.1 and 6.3;

               (c) copies of those Authorizations and Contract consents obtained as described in Section 5.1(c);

               (d) resignations of those officers and directors of the Company designated by Modine;

               (e) the Company's minute books;

               (f) the Supply Agreement, duly executed by Transpro and the
          Company;

               (g) the Transition Services Agreement, duly executed by Transpro and the Company; and

               (h) the License Agreement, duly executed by Transpro and the
          Company.

                                       25

     6.7 HSR Act. The condition set forth in Section 7.1(e) of the Merger
Agreement shall have been satisfied.

               VII. CLOSING CONDITIONS TO OBLIGATIONS OF TRANSPRO

     Each and every obligation of Transpro to be performed on the Closing Date is subject to the satisfaction prior to or at the Closing of the following express conditions precedent (any or all of which Transpro may expressly waive):

     7.1 Compliance with Agreement. Modine shall have performed and complied with all of its obligations under Section 2.2 and shall have performed and complied in all material respects with all other of its obligations under this
Agreement which are to be performed or complied with by it prior to or on the
Closing Date.

     7.2 Litigation. No preliminary or permanent injunction or other order shall have been issued that would make unlawful the consummation of any of the
Transactions, and consummation of the Transactions shall not be prohibited or made illegal by any Law.

     7.3 Representations and Warranties. (a) The representations and warranties of Modine in this Agreement (which for purposes of this paragraph shall be read as though none of them contained any materiality or Modine Material Adverse
Effect qualifications) shall have been true and correct as of the date of this
Agreement and (b) the representations and warranties of Modine set forth on
Exhibit 7.3 (which for purposes of this paragraph shall be read as though none of them contained any materiality or Modine Material Adverse Effect qualifications) shall be true and correct as of the Closing Date with the same effect as though made as of the Closing Date, except (i) that, in the case of clause (b), any such representation and warranty made as of a date other than the date of this Agreement shall continue on the Closing Date to be true and correct in all respects as of the specified date and (ii) where, in the case of clauses (a) and (b), the failure of such representations and warranties to be true and correct in all respects as of the applicable time would not in the aggregate have a Modine Material Adverse Effect.

     7.4 Modine's Closing Certificate. Transpro shall have received a certificate of Modine addressed to Transpro, dated as of the Closing Date and signed by an executive officer of Modine (on Modine's behalf and without personal liability), confirming the matters set forth in Sections 7.1 and 7.3;

     7.5 HSR Act. The condition set forth in Section 7.1(e) of the Merger
Agreement shall have been satisfied.

                              VIII. INDEMNIFICATION

     8.1 Indemnity by Transpro. Following the Closing, Transpro will indemnify and hold Modine harmless from and against and will promptly defend Modine from and reimburse Modine for any and all losses, damages, costs, expenses, liabilities, obligations, and claims of any kind (including reasonable attorneys' fees and other costs

                                       26

and expenses) ("Damages") which Modine or the Company may suffer or incur or become subject to, as a result of or in connection with any claim by a third party that relates to any of the following:

          (a) the conduct by Transpro or its Affiliates of any business other than the Business;

          (b) the failure by Transpro to perform any covenant to be performed by it under this Agreement in whole or in part after the Closing; and

          (c) any income Tax arising in respect of the conduct of the Business on or prior to the Closing Date, any Tax for which Transpro is responsible under Section 2.5, any Taxes of Transpro or any member of the Transpro
     Group (other than the Company) imposed upon the Company or Modine by reason of the Company being severally liable for such Taxes pursuant to Treasury
     Regulations Section 1.1502-6 or any analogous provisions of state or local
     Law, or any Tax arising in respect of the conduct of any other business of
     Transpro; provided, however, that Taxes arising in respect of the conduct of the Business on or prior to the Closing Date do not include any Taxes arising as a result of the election provided for in Section 2.5.

     8.2 Modine's Indemnity. Following the Closing, Modine will indemnify and hold Transpro harmless from and against, and will promptly defend Transpro from and reimburse Transpro for, any and all Damages which Transpro may directly or indirectly at any time suffer or incur or become subject to, as a result of or in connection with any claim by a third party that relates to any of the following:

          (a) the conduct of the Business whether prior to or after the Closing
     (except that Modine will only indemnify for income Taxes arising in respect of the conduct of the Business to the extent required pursuant to an obligation set forth in Section 10.1);

          (b) the failure by Modine or the Company to perform any covenant to be performed by it under this Agreement in whole or in part after the Closing;
     and

          (c) any Tax arising in respect of the conduct of the Business not described in Section 8.1(c) or any Tax arising in respect of the conduct of any other business of Modine.

     8.3 Straddle Periods. For purposes of Sections 8.1(c) and 8.2(c), any Taxes of the Company imposed with respect to any Straddle Period will be paid by the respective parties as set forth in such sections and if more than one party is responsible for Taxes of any Straddle Period, such Taxes will be allocated between the Pre-Closing Period and the Post-Closing Period, based upon the permanent books and records of the Company, as if the portion of the Straddle
Period ending on the Closing Date was included in the Pre-Closing Period and the portion of the Straddle Period beginning on the date immediately following the
Closing Date was included in the Post-Closing Period.

                                       27

     8.4 Insurance Coverage. The indemnification to which any party is entitled hereunder will be exclusive of all insurance proceeds actually received or to be received, if any, by the indemnified party with respect to the losses for which indemnification is provided in Sections 8.1 or 8.2 and no party will be entitled to be indemnified for any matter for which insurance proceeds are available.

     8.5 Right of Party to Indemnification. Each party hereto will be entitled to indemnification for losses sustained in accordance with the provisions of this Article VIII regardless of any Law or public policy that would limit or impair the right of the party to recover indemnification under the circumstances.

     8.6 Indemnification Procedures. Any party seeking indemnification hereunder
(the "Indemnified Party") must notify the party from whom such indemnity is sought (the "Indemnifying Party") in writing of any claim, demand, action or proceeding for which indemnification will be sought under this Article VIII and the Indemnifying Party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the Indemnified Party. The
Indemnified Party will have the right (i) to participate, at its own expense, with respect to any claim, demand, action or proceeding that is being diligently defended by the Indemnifying Party and (ii) to assume the defense of any claim, demand, action or proceeding at the cost and expense of the Indemnifying Party if the Indemnifying Party fails or ceases to defend the same. In connection with any such claim, demand, action or proceeding the parties will cooperate with each other and provide each other with access to relevant books and records in their possession. If a firm written offer is made to the Indemnifying Party to settle any such claim, demand, action or proceeding solely in exchange for monetary sums to be paid by the Indemnifying Party (and such settlement contains a complete release of the Indemnified Party and its Affiliates and their respective directors, officers and employees) and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then (i) the Indemnifying Party will be excused from, and the Indemnified Party will be solely responsible for, all further defense of such claim, demand, action or proceeding, (ii) the maximum liability of the
Indemnifying Party relating to such claim, demand, action or proceeding will be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such claim, demand, action or proceeding is greater than the amount of the proposed settlement, and (iii) the Indemnified Party will pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement by the Indemnified Party; provided, however, that if the amount thereafter recovered by the third party from the Indemnified Party is less than the amount of the proposed settlement, the Indemnified Party will be reimbursed by the Indemnifying Party for such attorneys' fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by the third party and the amount of the proposed settlement.

                                 IX. TERMINATION

     9.1 Termination. This Agreement will automatically terminate without action by any party upon the termination of the Merger Agreement.

                                       28

     9.2 Effect of Termination. If this Agreement is terminated as provided in
Section 9.1, then this Agreement will forthwith become void and there will be no liability on the part of any party to any other party or any other Person in respect hereof regardless of the circumstances unless such termination results from the willful and material breach by a party of any of its covenants, agreements, representations or warranties set forth in this Agreement.

                           X. CERTAIN OTHER AGREEMENTS

     10.1 Tax Matters. (a) Effective as of immediately prior to the Closing,
Transpro will terminate each tax sharing agreement, if any, with the Company and each such tax sharing agreement will have no further effect and, after the
Closing Date, the Company will have no liability thereunder.

          (b) The Company will join, for any Pre-Closing Period for which the
Company is required to do so (and at Transpro's request for any such period or return for which the Company is eligible but not required to do so), in all federal, state or local income Tax Returns of the Transpro Group. Transpro will prepare and timely file all such federal, state or local income Tax Returns and will timely pay all taxes with respect to such Tax Returns. Transpro will prepare and timely file all other state and local income Tax Returns relating to the Company for any Pre-Closing Period and will timely pay all Taxes with respect to any such Tax Returns for which Transpro is liable under Section
8.1(c), and Modine will not be responsible for paying any Taxes with respect to any such Tax Return.

          (c) Modine will prepare and file (or cause to be prepared and filed)
any Tax Return relating to the Company for any Pre-Closing Period that is required to be filed after the Closing Date other than those required to be filed by Transpro pursuant to Section 10.1(b). Modine will timely pay the amount due on such Tax Return, and Transpro will not be responsible for paying any
Taxes with respect to any such Tax Return.

          (d) Modine will prepare and file any Tax Return relating to the
Company for any Straddle Period and any Post-Closing Period. Modine will provide a copy of each income Tax Return for any Straddle Period and any supporting schedules to Transpro at least 30 days before the date such income Tax Return is to be filed by Modine for Transpro's review and approval. Modine will pay all
Taxes with respect to Tax Returns that it files under this Section 10.1(d), except that Transpro will pay to Modine two days prior to the filing of an income Tax Return with respect to a Straddle Period the amount due on such income Tax Return that is the responsibility of Transpro pursuant to Section
8.3.

          (e) All returns and schedules prepared pursuant to this Section 10.1 will be prepared on a basis consistent with those prepared for prior Tax years unless a different treatment of any item is required by an intervening change in law. Modine may make any necessary changes in the filing of Tax Returns with respect to Post-Closing

                                       29

Periods provided that, unless a change is required by law, such a change does not result in any Tax Detriment to Transpro or its Affiliates.

          (f) Modine will not file any amended income Tax Returns with respect to the Company for any Pre-Closing Period of the Company without Transpro's prior written consent.

          (g) Each of the parties will provide the other parties with such cooperation and information as reasonably requested in (i) filing any Tax
Return, amended Tax Return or claim for refund, (ii) determining a liability for
Taxes or a right to a refund of Taxes, or (iii) participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information will include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Tax Authorities. Each party will make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Any information obtained under this Section 10.1(g) will be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding.

          (h) Tax Contests. (i) Each Indemnified Party will provide prompt notice to the other parties of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which the Indemnified Party becomes aware related to Taxes for Tax periods for which the Indemnified Party is indemnified pursuant to Sections 8.1 and 8.2. Such notice will contain factual information
(to the extent known) describing any asserted Tax liability in reasonable detail and will be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an Indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which such party is to be indemnified under Sections 8.1 and 8.2 and such Indemnified
Party fails to give the Indemnifying Party prompt notice of such asserted Tax liability, then (A) if the Indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the Indemnifying Party will have no obligation to indemnify the
Indemnified Party for any Taxes arising out of such asserted Tax liability and
(B) if the Indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but if such failure to give prompt notice results in a monetary detriment to the Indemnifying Party, then any amount which the
Indemnifying Party is otherwise required to pay the Indemnified Party pursuant to this Agreement will be reduced by the amount of such detriment.

               (ii) Each party will have full responsibility and discretion in handling, settling or contesting any Tax Contest involving a Tax for which it is liable pursuant to Sections 8.1 and 8.2 of this Agreement.

          (i) Refunds and Tax Benefits. (i) Any refunds of Taxes with respect to periods and Taxes for which Transpro is responsible pursuant to Section 8.1 will be for the account of Transpro and if received by (or credited for the benefit
of) the Company, Modine or any Affiliate of Modine, such refunds will be promptly paid to Transpro

                                       30

(together with any interest paid or credited with respect thereto), net of any
Tax cost to the Company or Modine of the receipt of such refund.

               (ii) If any adjustments will be made to any income Tax Returns relating to the Company or the Transpro Group for the Pre-Closing
          Period as a result of or in settlement of any Tax Contest or as the result of the filing of an amended income Tax Return to reflect the consequences of any determination made in connection with any such Tax
          Contest or as required by an intervening change of law, and if such adjustment results in any Tax Detriment to Transpro or any Affiliate of Transpro (including the Company) with respect to such period and any Tax Benefit to Modine, the Company or any Affiliate of Modine for
          any Post-Closing Period, Transpro will be entitled to such Tax
          Benefit, and Modine will pay to Transpro the amount of such Tax
          Benefit at such time or times as and to the extent that Modine, the
          Company or any Affiliate of Modine realizes such Tax Benefit through a refund of income Tax or reduction in the amount of income Taxes which
          Modine, the Company or any Affiliate of Modine would otherwise have had to pay if such adjustment had not been made; provided, however, that no payment by Modine to Transpro will exceed the amount of Tax
          Detriment suffered by Transpro or the Affiliate, as the case may be.

               (iii) If any adjustments will be made to any income Tax Returns relating to Modine, the Company or any Affiliate of Modine for the
          Post-Closing Period as a result of or in settlement of any Tax Contest or as the result of the filing of an amended income Tax Return to reflect the consequences of any determination made in connection with any such Tax Contest or as required by an intervening change of law, and if such adjustment results in any Tax Detriment to Modine, the
          Company or any Affiliate of Modine with respect to such period and any
          Tax Benefit to Transpro or any Affiliate of Transpro (including the
          Company) for the Pre-Closing Period, Modine will be entitled to such
          Tax Benefit, and Transpro will pay to Modine the amount of such Tax
          Benefit at such time or times as and to the extent that Transpro or any Affiliate of Transpro realizes such Tax Benefit through a refund of income Tax or reduction in the amount of income Taxes which
          Transpro or any Affiliate of Transpro would otherwise have had to pay if such adjustment had not been made; provided, however, that no payment by Transpro to Modine will exceed the amount of Tax Detriment suffered by Modine or the Affiliate, as the case may be.

               (iv) Transpro will not be considered to have suffered a Tax
          Detriment to the extent that it is indemnified by Modine for such Tax
          Detriment pursuant to Section 8.2 of this Agreement. Modine will not be considered to have suffered a Tax Detriment to the extent that it is indemnified by Transpro for such Tax Detriment pursuant to Section
          8.1 of this Agreement.

                                       31

          (j) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement will be paid when due by the party primarily responsible therefor under applicable Law. The liability with respect to all such Taxes (other than in connection with Transpro's actions described in
Sections 5.2, 5.3 and 10.6) will be subject to Section 6.25 of the Merger
Agreement.

          (k) Royalty Payment Taxes. Transpro and Modine agree that if the IRS determines that any Tax is due or payable by Transpro or any member of the
Transpro Group in connection with the license of trademarks and patents pursuant to the License Agreement, Modine will reimburse Transpro for the amount of any such Tax grossed up to take into account any income Tax payable as a result of the receipt of such reimbursement.

     10.2 Cooperation in Litigation. For a period of five years after the
Closing, Transpro will, in the defense of any third-party Action relating to the
Business, make available during normal business hours, but without unreasonably disrupting its business, all personnel and records of the Business reasonably necessary to permit the effective defense or investigation of such Action. If information other than that pertaining to the Business is contained in such records, Modine will either agree that such information may be omitted or redacted by Transpro or will enter into appropriate secrecy commitments to protect such information.

     10.3 Additional Documents. From time to time after the Closing, each of the parties will, and will cause its officers, attorneys, accountants and other respective representatives and Affiliates over which they exercise control to, execute and deliver, without further consideration, such documents as may be reasonably necessary or advisable in connection with the consummation of the transactions set forth in this Agreement.

     10.4 Confidentiality Obligations. The parties acknowledge that they are subject to, and any confidential information of any nature whatsoever of a party to this Agreement that is provided or disclosed to the other party in connection with this Agreement will be subject to, the confidentiality provisions contained in Section 6.6 of the Merger Agreement. The confidentiality obligations thereunder will automatically terminate in their entirety on the Confidentiality
Expiration Date.

     10.5 Working Capital. (a) Prior to the 45th calendar day after the Closing
(the "Verification Date"), Modine and its representatives will have the right to verify the Deliverables. In the event Modine determines that Transpro breached
Section 6.1(a) of the Merger Agreement in respect of the Company, Modine will notify (the "Section 10.5 Notice") Transpro of the aggregate amount (the
"Section 10.5 Amount") of Damages related to such breach.

          (b) If Transpro disagrees with any item in the Section 10.5 Notice,
Transpro may, within 15 calendar days after delivery of the Section 10.5 Notice, deliver a notice to Modine disagreeing with such item. Any such notice of disagreement will, to

                                       32

the extent reasonably practicable, specify in reasonable detail those items or amounts as to which Transpro disagrees, and will set forth in detail Transpro's calculation of those items or amounts, together with an explanation of the disagreement. Upon delivery of such notice, Transpro will be deemed to have agreed with (and the Independent Accountants described in Section 10.5(c), if any, will be deemed to be bound by) all other items and amounts contained in the
Section 10.5 Notice that are not specifically the subject of disagreement in any notice of disagreement delivered by Transpro as provided above.

          (c) If a notice of disagreement is delivered pursuant to Section
10.5(b), Modine and Transpro will, during the 10 calendar days following such delivery, use reasonable efforts to reach agreement on the disputed items or amounts. If Modine and Transpro are unable to reach such agreement during such period, they will promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to Modine and Transpro
(who do not have any material relationship with Modine, Transpro or any of their respective Affiliates) (the "Independent Accountants"), promptly to review this
Agreement and the disputed items or amounts in the Section 10.5 Notice for the purpose of calculating the Section 10.5 Amount. In making such calculation, such
Independent Accountants will consider only those items or amounts in the Section
10.5 Notice as to which Transpro has disagreed. Such Independent Accountants will deliver to Modine and Transpro, as promptly as practicable, a report that sets forth the Independent Accountants' calculation of the Section 10.5 Amount.
Such report and the calculations set forth therein will be final and binding upon Modine and Transpro and their respective Affiliates and will not be subject to challenge by any of the foregoing in a court of law or otherwise. The cost of such review and report will be borne by Modine if the difference between the
Final Section 10.5 Amount and Modine's calculation of the Section 10.5 Amount delivered pursuant to Section 10.5(a) is greater than the difference between the
Final Section 10.5 Amount and Transpro's calculation of the Section 10.5 Amount delivered pursuant to Section 10.5(b), by Transpro if the first such difference is less than the second such difference and otherwise equally by Modine and
Transpro.

          (d) Modine and Transpro will, and will cause their respective independent accountants to, cooperate and assist in the reviews referred to in this Section, including, without limitation, making available all necessary books, records, work papers and personnel.

          (e) "Final Section 10.5 Amount" means the Section 10.5 Amount as shown in the Section 10.5 Notice delivered pursuant to Section 10.5(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section
10.5(b), or if a notice of disagreement is duly delivered, as agreed by Modine and Transpro pursuant to Section 10.5(c) or in the absence of such agreement, as shown in the Independent Accountants' calculation delivered pursuant to Section
10.5(c).

          (f) Payment of the Final Section 10.5 Amount, if any, will be made at a mutually convenient time and place within 10 calendar days after the Final
Section 10.5 Amount has been determined by delivery by Transpro by wire transfer of such payment

                                       33

in immediately available funds to be credited to such account of Modine as may be designated by Modine. The amount of any payment to be made pursuant to this
Section will bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank's base rate. Such interest will be payable at the same time as the payment to which it relates and will be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

     10.6 Employee Matters. (a) Immediately prior to the Closing Date, Transpro will take, or will cause one of its Affiliates to take, such action as is necessary to terminate employment of the individuals listed on Section 3.15(a)
of the Disclosure Schedule and identified thereon as "Transferred Employees" and to cause the Company to offer employment to such individuals on substantially the same terms as applied to them as employees of an Affiliate of Transpro other than the Company immediately prior to their termination.

          (b) Effective as of the Closing Date, the Company will, and Transpro will cause the Company to, withdraw from and cease its participation in each
Company Benefit Plan in which the Company then participates. To the extent required by Title X of the Consolidated Omnibus Budget Reconciliation Act of
1985, as amended ("COBRA"), as codified under Section 4980B of the Code and
Title I part 6 of ERISA, Transpro will retain responsibility for making COBRA continuation coverage available to the employees of the Company as of the
Closing Date (the "Company Employees") for a loss of coverage occurring prior to the Closing Date. Transpro will retain responsibility for, and on and after the
Closing Date will indemnify and hold the Company and its Affiliates harmless from, any and all obligations of Transpro or any of its Subsidiaries to Company
Employees and any participants (including those relating to expenses incurred by
Company Employees, participants or their eligible dependents prior to the
Closing Date) arising under the Company Benefit Plans and based on any participation by Company Employees, participants and their eligible dependents in the Company Benefit Plans prior to the Closing Date or based on the employment of Company Employees or former employees of the Business prior to the
Closing Date.

          (c) Effective as of the Closing Date, the Company Employees will cease participation in the Transpro, Inc. 401(k) Savings Plan maintained by Transpro
(the "401(k) Plan"). Effective as of the Closing Date, Transpro will cause the
401(k) Plan to be amended to fully vest the Company Employees in any account balances and will make any contributions to the 401(k) Plan of all accrued but unpaid employer and employee contributions.

          (d) Modine will cause the Company Employees who remain employed by the
Company on or after the Closing Date to be (i) provided with benefits under
Modine's employee benefit plans, programs, policies or arrangements
(collectively, "Modine's Benefit Plans") on substantially similar terms and conditions in the aggregate to those provided by Modine to its similarly situated employees and (ii) credited under Modine's Benefit Plans for their service prior to the Closing Date with Transpro or any of

                                       34

its Subsidiaries for purposes of eligibility, pre-existing condition limitations, level of employer contributions and matching contributions, severance allowance and service-related level of benefits under Modine's Benefit
Plans, except for purposes of accrued benefits under any defined benefit pension plan. Notwithstanding the foregoing, Modine will cause the Company to pay severance benefits in accordance with the Company's or Transpro's severance plans or agreements in place as of the Closing Date and described in Section
10.6(d) of the Disclosure Schedule with respect to each Company Employee whose employment is terminated by the Company on or prior to the first anniversary of the Closing Date.

          (e) As of the Closing Date, Transpro will amend any Company Benefit
Plan subject to Title IV of ERISA to cease further accrual of all benefits for all participating Company Employees thereunder. Transpro will retain all liability and responsibility for any obligations arising under any such Title IV
Company Benefit Plan and will indemnify and hold the Company and each of its
Affiliates harmless from any and all obligations of Transpro or any of its
Subsidiaries under such Company Benefit Plan.

          (f) Nothing contained in this Agreement will confer upon any Company
Employee, or any legal representative thereof, any rights or remedies, including, without limitation, any right to employment for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.
Notwithstanding anything to the contrary contained in this Agreement, neither
Modine nor any Affiliate of Modine will be required to continue any particular
Modine Benefit Plan after the Closing Date for the Company Employees (except for severance benefits as provided in Section 10.6(d)), and any such Modine Benefit
Plan may be amended or terminated in accordance with its terms and any applicable Law.

          (g) Prior to the Closing, Modine will consult with Transpro in respect of, and Modine will provide written notice to all Company Employees of, the benefits under the Modine Benefit Plans to which the Company Employees are entitled and Modine's legal obligations under this Section 10.6 in respect thereto. In the event of any breach by Modine of its obligations under this
Section 10.6, Transpro will have the right, in addition to any other rights and remedies existing in its favor, to apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief or other relief in order to enforce or prevent any violation of this Section 10.6.

     10.7 Certain Insurance Matters. With respect to any Damages suffered by the
Company after the Closing Date relating to, resulting from or arising out of the conduct of the Business prior to the Closing Date for which Transpro or any of its Affiliates would be entitled to assert, or cause any other Person to assert, a claim for recovery under any policy of insurance maintained by Transpro or for the benefit of Transpro or the Company or any of Transpro's Subsidiaries in
respect of the Business, Transpro, the Company or any of Transpro's
Subsidiaries, any product of the Business or any Company Employee, at the request of the Company, Transpro will use its reasonable efforts to assert, or to assist the Company to assert, one or more claims under such policy of insurance covering such Damage if the Company is not itself entitled to assert

                                       35

such claim, and any recovery in respect thereof will be paid to the party suffering such Damages; provided, however, that all of Transpro's out-of-pocket costs and expenses incurred in connection with the foregoing are promptly reimbursed by the Company. Nothing in this Section 10.7 will affect or modify or be deemed to affect or modify in any way Transpro's obligations under Article
VIII of this Agreement.

                                XI. MISCELLANEOUS

     11.1 Waiver of Compliance. Except as otherwise provided in this Agreement or any of the Ancillary Agreements, the failure by any Person to comply with any obligation, covenant, agreement or condition under such agreements may be waived by the Person entitled to the benefit thereof only by a written instrument signed by the Person granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Person to enforce at any time any of the provisions of such agreements will in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of such agreements or any part thereof or the right of any Person thereafter to enforce each and every such provision. No waiver of any breach of such provisions will be held to be a waiver of any other or subsequent breach.

     11.2 Amendment. No amendment, supplement or modification of this Agreement will be binding unless executed in writing by Modine and Transpro.

     11.3 Expenses. Whether or not the Transactions are consummated, all costs, fees and expenses incurred in connection with this Agreement, the Ancillary
Agreements and the Transactions will be borne as provided in the Merger
Agreement, unless otherwise provided herein.

     11.4 Successors and Assigns. This Agreement and the Ancillary Agreements
will be binding upon and will inure to the benefit of the signatories hereto and their respective successors and permitted assigns. Unless specifically permitted by an Ancillary Agreement, neither Transpro nor Modine may assign this Agreement or any of the Ancillary Agreements, or any of their rights or liabilities thereunder, without the prior written consent of the other parties thereto, and any attempt to make any such assignment without such consent will be null and void. Any such assignment will not relieve the party making the assignment from any liability under such agreements.

     11.5 Notices. All notices required or permitted pursuant to this Agreement will be in writing and will be deemed to be properly given when actually received by the Person entitled to receive the notice at the address stated
below, or at such other address as a party may provide by notice to the other:

                                       36

         If to Modine:

                           Modine Manufacturing Company
                           1500 DeKoven Avenue
                           Racine, Wisconsin  54303
                           Attention:  General Counsel
                           Facsimile:  (262) 631-7720

         With a copy to:

                           Quarles & Brady LLP
                           411 East Wisconsin Avenue
                           Suite 2040
                           Milwaukee, Wisconsin  53202-4497
                           Attention:  Kathryn M. Buono
                           Facsimile:  (414) 271-3552

         If to Transpro:

                           Transpro, Inc.
                           100 Gando Drive
                           New Haven, Connecticut  06513
                           Attention:  Chief Financial Officer
                           Facsimile:  (203) 401-6470

         With a copy to:

                           Jones Day
                           222 E. 41st Street
                           New York, New York, 10017
                           Attention:  Robert Profusek
                           Facsimile:  (212) 755-7306

     11.6 Severability. The illegality or partial illegality of any or all of this Agreement or any of the Ancillary Agreements, or any provision thereof, will not affect the validity of the remainder of such agreements, or any provision thereof, and the illegality or partial illegality of any such agreements will not affect the validity of any such agreements in any jurisdiction in which such determination of illegality or partial illegality has not been made, except in either case to the extent such illegality or partial illegality causes such agreements to no longer contain all of the material provisions reasonably expected by the parties to be contained therein.

     11.7 No Reliance. Except as provided otherwise in this Agreement (including as to the Company, which will be entitled to enforce the provisions of this
Agreement running in its favor), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns (and other than Modine's and its
Affiliates' lending group) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                                       37

     11.8 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy.
Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

     11.9 Survival. All representations and warranties of the parties contained in this Agreement or made pursuant to this Agreement will expire as of the
Closing without further action by the parties, with the result that if the
Closing occurs, no party will have any liability or obligation in respect thereof, whether asserted before or after the Closing, other than for actual fraud. The agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing will survive.

     11.10 Submission to Jurisdiction; Waivers. Each of Transpro and Modine
irrevocably agrees that any legal action or proceeding with respect to this
Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of Transpro and Modine hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Transpro and Modine hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

                         [SIGNATURES ON FOLLOWING PAGE]

                                       38

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                            MODINE MANUFACTURING COMPANY

                                            By:  /s/ Bradley C. Richardson
                                                --------------------------------
                                                Name:  Bradley C. Richardson
                                                Title: VP Finance and CFO

                                            TRANSPRO, INC.

                                            By:  /s/ Charles E. Johnson
                                                --------------------------------
                                                Name:  Charles E. Johnson
                                                Title: President and CEO

                                    EXHIBITS

Exhibit                  Description
-------                  -----------

2.3A                     Prohibited Customers (Mexico)

2.3B                     Prohibited Customers (Europe)

6.3                      Transpro Bring-Down Representations and Warranties

7.3                      Modine Bring-Down Representations and Warranties